AUTOCALLABLE BEAR STRATEGIC ACCELERATED REDEMPTION SECURITIES® (BEAR STARS®)	Filed Pursuant to Rule 433 Registration No. 333-2100665-01
Autocallable Bear Strategic Accelerated Redemption Securities® Linked to the Nasdaq-100 Index®
Issuer
BofA Finance LLC (“BofA Finance”)
Guarantor
Bank of America Corporation (“BAC”)
Principal Amount
$10.00 per unit
Term
Approximately 1 year, if not called on the first, second or third Observation Dates
Market Measure
The Nasdaq-100 Index® (Bloomberg symbol: "NDX”)
Automatic Call
Automatic call if the Observation Level of the Market Measure on any of the  Observation Dates is less than or equal to the Starting Value
Observation Level
The closing level of the Market Measure on any  Observation Date
Observation Dates
Approximately three, six, nine and twelve months from the pricing date
Call Premium
In the event of an automatic call, the amount payable per unit will be:
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[$10.700 to $10.725] if called on the first Observation Date
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[$11.400 to $11.450] if called on the second Observation Date
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[$12.100 to $12.175] if called on the third Observation Date
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[$12.800 to $12.1000] if called on the final Observation Date
Payout Profile at Maturity
If not called, 1-to-1 downside exposure to increases in the Market Measure, with up to 100% of your principal at risk
Threshold Value
100% of the Starting Value
Preliminary Offering Documents
https://www.sec.gov/Archives/edgar/data/70858/000191870426003861/bofa-424b2.htm
Exchange Listing
No
You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
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If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal. You will lose all or a portion of your principal amount if the level of the Index on the final Observation Date is greater than the Starting Value.
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Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
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Your investment return is limited to the return represented by the applicable Call Premium and may be less than a short position in the Index or stocks included in the Index.
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The initial estimated value of the notes on the pricing date will be less than their public offering price.
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If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
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You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
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The Index sponsor may adjust such Index in a way that affects its level, and has no obligation to consider your interests.
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The notes are subject to risks associated with investments in securities linked to the value of non-U.S. equity securities.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance"s Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.